                                                                       Exhibit 5


December 15, 2000



ALZA Corporation
1900 Charleston Road
P.O. Box 7210
Mountain View, CA 94043

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

I am delivering this opinion in my capacity as Executive Vice President and General Counsel of ALZA Corporation, a Delaware corporation ("ALZA"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") which ALZA proposes to file with the Securities and Exchange Commission on or about December 15, 2000 for the purpose of registering under the Securities Act of 1933, as amended, 12,000,000 shares of its Common Stock, par value $.005 (the "Shares"). Of the Shares, 10,000,000 are issuable under the Company's newly adopted Non-Statutory Stock Option Plan, and 2,000,000 are issuable under the Company's Amended and Restated Employee Stock Purchase Plan (collectively, the "Plans").

In connection with this opinion, I have assumed the authenticity of all records, documents and instruments submitted to me as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to me as copies.
I have based my opinion upon my review of such records, documents and instruments as I have deemed appropriate to render this opinion.

This opinion is limited to the General Corporation Law of the State of Delaware. I disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body.

Based upon the foregoing and my examination of such questions of law as I have deemed necessary or appropriate for the purpose of this opinion, and assuming that (i) the Registration Statement becomes and remains effective during the period when the Shares are offered and sold, (ii) appropriate certificates evidencing the Shares will be executed and delivered upon the issuance of the Shares, (iii) the full consideration stated in the Plans is paid for each Share, and (iv) all applicable securities laws are complied with, it is my opinion that, when issued by the Company, after payment therefor in the manner provided in the Plans, the Shares covered by the Registration Statement will be legally issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Peter D. Staple

Peter D. Staple
Executive Vice President and General Counsel